SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-11078

                       THE AMERICAN EDUCATION CORPORATION
             (Exact name of registrant as specified in its charter)

                     7506 N. Broadway Extension, Suite 505
                         Oklahoma City, Oklahoma  73116
                                (405) 840-6031

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, Par Value $0.50 Per Share
           (Title of each class of securities covered by this Form)

                                     None
(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



          Rule 12g-4(a)(1)(i)  __                Rule 12h-3(b)(1)(i)  _X_
          Rule 12g-4(a)(1)(ii) __                Rule 12h-3(b)(1)(ii) __
          Rule 12g-4(a)(2)(i)  __                Rule 12h-3(b)(2)(i)  __
          Rule 12g-4(a)(2)(ii) __                Rule 12h-3(b)(2)(ii) __
                                                 Rule 15d-6           __

      Approximate number of holders of record as of the certification or notice date: 163.

      Pursuant to the requirements of the Securities Exchange Act of 1934, The American Education Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  September 25, 2006              By:   /s/ Jeffrey E. Butler
                                             ---------------------
                                       Name: Jeffrey E. Butler
                                       Title: President and Chief Executive
                                              Officer